EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Chatching, Inc.
(f/k/a Social Network Marketing, Inc.)

We hereby consent to the inclusion in the foregoing Registration Statement on Form S-1, Amendment No. 4, of our report dated November 18, 2011, relating to the balance sheet of Chatching, Inc. (f/k/a Social network Marketing, Inc.) (a development stage company) as of September 30, 2011, and for the related statements of operations, changes in stockholder's equity and cash flows for the period from January 19, 2011 (Inception) to September 30, 2011.  We also consent to the reference to our Firm under the caption “Experts” in such Registration Statement.

February 20, 2012	By:	/s/ Daszkal Bolton LLP
Daszkal Bolton LLP
Jupiter, Florida